Exhibit 4.69

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

SHARE SUBSCRIPTION AGREEMENT

dated November 4, 2024

by and between

Lightwind Global Limited

and

UXIN LIMITED

i

ii

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into on November 4, 2024 by and between:

1.	Uxin Limited, a company organized under the laws of the Cayman Islands (the “Company”);
2.	Lightwind Global Limited, a company organized under the laws of the British Virgin Islands (the “Investor”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Youxin (Anhui) Industrial Investment Co., Ltd. (优信（安徽）产业投资有限公司), a company organized and existing under the laws of the PRC, as the borrower (the “Borrower”), entered into a Loan Agreement with Pintu (Beijing) Information Technology Co., Ltd. (拼途（北京）信息技术有限公司), being the sole shareholder of the Investor (the “Lender”), on September 12, 2024 (the “Loan Agreement”), pursuant to which the Investor agrees to extend a loan to Youxin (Anhui) Industrial Investment Co., Ltd. (优信（安徽）产业投资有限公司) in a principal amount of the RMB53,382,750.

WHEREAS, pursuant to the terms and conditions of the Loan Agreement, the Borrower shall repay the principal amount of the loan, together with the accrued interest, in whole or in installments as mutually agreed by the Lender and the Borrower in writing (each an “Installment Repayment”).

WHEREAS, the Company desires to allot and issue to the Investor, and the Investor desires to subscribe for and be issued from the Company, the aggregate number of Class A Ordinary Shares indicated to be purchased by the Investor as set forth in SCHEDULE I (the “Subscription Securities”), pursuant to the terms and conditions set forth in this Agreement and in compliance with Regulation S, in each case promulgated under the Securities Act (as defined below);

WHEREAS, the Company and the Investor agree to enter into a registration rights agreement substantially in the form attached hereto as Exhibit A on the Initial Closing Date (as defined below) (the “Registration Rights Agreement”), pursuant to which, among other things, the Company shall grant the Investor, registration rights and commit to file a resale shelf registration statement on Form F-3 for the resale of the Subscription Securities;

WHEREAS, the Company desires to allot and issue to the Investor, and the Investor desires to subscribe for and be issued from the Company, the aggregate number of Class A Ordinary Shares indicated to be purchased by the Investor as set forth in SCHEDULE I (the “Subscription Securities”), pursuant to the terms and conditions set forth in this Agreement and in compliance with Regulation S, in each case promulgated under the Securities Act (as defined below); and

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreement on the terms and conditions set forth herein.

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NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms shall have the following meanings:

“Action” means claim, complaint, action, arbitration, charge, hearing, inquiry, litigation, suit, inquiry, notice of violation, audit, examination, investigation or any other proceeding or any settlement, judgment, order, award, injunction or decree pending or other proceeding (whether civil, criminal, administrative, investigative or informal), including, without limitation, an informal investigation or partial proceeding, such as a deposition.

“ADSs” means the American Depositary Shares of the Company, each representing three hundred (300) Class A Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law targeting the prohibition of money laundering or terrorist financing issued, administered or enforced by any Governmental Entity.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan), Hong Kong SAR or the State of New York are authorized or required by law or other governmental action to close.

“Class A Ordinary Shares” means the Company’s Class A ordinary shares, par value $0.0001 per share.

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“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Code” means the Inland Revenue Code of 1986, as amended.

“Company Securities” means (a) Ordinary Shares, (b) Senior Preferred Shares, (c) securities convertible into, or exercisable or exchangeable, for Ordinary Shares, (d) any options, warrants or other rights to acquire Ordinary Shares and/or Senior Preferred Shares, and (e) any ADSs, depository receipts or similar instruments issued in respect of Ordinary Shares.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Fundamental Company Representations” means the representations and warranties by the Company contained in Section 3.01, Section 3.02, Section 3.03 and Section 3.04.

“Fundamental Investor Representations” means the representations and warranties by the Investor contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.04.

“Group” or “Group Companies” means the Company and its Subsidiaries, and each a “Group Company”.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the transactions contemplated by this Agreement (including the sale of the Subscription Securities) or timely perform its material obligations hereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Investor in writing, (v) changes in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vi) changes in general legal, tax or regulatory conditions (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest in each case occurring after the date hereof, or (viii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters in each case occurring after the date hereof.

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“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company currently in effect, as may be amended or restated from time to time.

“Nasdaq” means the NASDAQ Global Select Market.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Purchase Price” means the amount of aggregate purchase price payable under this Agreement as set forth opposite the Investor’s name of SCHEDULE I, as consideration for that aggregate number of Subscription Securities set forth opposite the Investor’s name on SCHEDULE I.

“RMB” means the Renminbi, the official currency of the PRC.

“PRC” means the People’s Republic of China, which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country, or (c) any Person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

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“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states or (d) Her Majesty’s Treasury, (e) Switzerland, or (f) any other relevant authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Senior Preferred Shares” means the Company’s senior convertible preferred shares, par value $0.0001 per share.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Taxes” means (a) all U.S. federal, state, local, non-U.S., and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum taxes, customs, unclaimed property or escheat, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code, or any other Applicable Law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any contractual liability.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Registration Rights Agreement and any other documents or agreements executed on or after the date of this Agreement in connection with the transactions contemplated hereunder.

“U.S.” means the United States of America.

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Section 1.02 Other Definitional and Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings given to them in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars” or “$” are to U.S. dollars.

Article II

SALE AND PURCHASE OF THE SUBSCRIPTION SECURITIES

Section 2.01 Sale and Issuance of the Subscription Securities. On the terms and subject to the conditions contained in this Agreement, the Company agrees to issue and sell to the Investor, and the Investor agrees to subscribe for and purchase, the aggregate number of Subscription Securities for the aggregate Purchase Price set forth opposite its name on SCHEDULE I, corresponding to an issue price of $0.004858 per Class A Ordinary Shares (the “Stated Value”) For the avoidance of doubt, the aggregate number of the Subscription Securities and the Purchase Price per share shall be subject to equitable adjustment in the event of (i) any increase or decrease in the number of issued ADSs resulting from a change to the ADS-to-Ordinary Share ratio; (ii) any increase or decrease in the number of issued Company Securities resulting from a share split, reverse share split, share dividend, combination or reclassification of such shares, or similar transaction affecting such shares, or (iii) any other transaction with respect to the Company Securities, including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete), or any similar transaction.

Section 2.02 Closings. Subject to the satisfaction or valid waiver by the applicable Parties of the conditions set forth in Article V, the consummation of the purchase and sale of the Subscription Securities hereunder shall take place in one or more closings (each a “Closing” and together with the Initial Closing and the Final Closing (in each case as defined below), the “Closings”). The initial closing (the “Initial Closing”) shall take place remotely via electronic exchange of documents on the date (the “Initial Closing Date”) that is no later than ten (10) Business Days after all closing conditions as set forth in Section 5.01 and Section 5.02 have been satisfied or waived by the Company and Investor (or such other time and place as the Company and the Investors shall mutually agree). Any other Closing following the Initial Closing (the “Subsequent Closing”) shall take place remotely via electronic exchange of documents on the date (the “Subsequent Closing Date”) that is no later than five (5) Business Days after the applicable closing conditions as set forth in Section 5.01 and Section 5.02 have been satisfied or waived by the Company and Investor (or such other time and place as the Company and the Investors shall mutually agree). Any Subsequent Closing on which all the remaining Subscription Securities have been issued shall be deemed as the “Final Closing,” and such closing date shall also be referred to as “Final Closing Date”. The Initial Closing Date, the Subsequent Closing Dates and the Final Closing Date are collectively referred to herein as the “Closing Dates”.

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Section 2.03 Actions at the Initial Closing. At the Initial Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents have been delivered:

(a) The Investor shall:

(i) deliver to the Company the Registration Rights Agreement, executed by a duly authorized officer of the Investor;

(ii) deliver to the Company the sufficient proof evidencing the receipt and completion of the ODI Approvals (as defined below) to the Company;

(iii) deliver to the Company a copy of the resolutions adopted by its board of directors approving this Agreement and other Transaction Documents and matters relating to the Closing; and

(iv) subject to Section 2.05 and the receipt by the Lender of an Installment Repayment under the Loan Agreement, purchase such number of Subscription Securities equal to the product obtained by 1,543,845,204 multiplied by the quotient obtained by dividing (i) the applicable Installment Repayment (net of any accrued interest paid pursuant to the Loan Agreement), by (ii) the principal amount of the loan under the Loan Agreement, by remitting the applicable Purchase Price equal to the U.S. dollar equivalent to such Installment Repayment (calculated based on the Applicable Exchange Rate (as defined below)) and remit such Purchase Price to the bank account designated by the Company.

(b) The Company shall:

(i) subject to Section 2.05, allot and issue to the Investor such number of Subscription Securities being purchased by the Investor against the payment of the applicable Purchase Price pursuant to Section 2.03(a)(iii), and deliver to the Investor one or more duly executed share certificate(s) representing such number of Subscription Securities registered in the name of the Investor (the original copies of which shall be delivered to the Investor as soon as practicable within ten (10) Business Days following the Initial Closing Date)];

(ii) deliver to the Investor a certified true copy of the register of members of the Company evidencing the Subscription Securities being owned by the Investor at the Closing;

(iii) deliver to the Investor the Registration Rights Agreement, executed by a duly authorized officer of the Company; and

(iv) deliver to the Investor a copy of the resolutions adopted by the Board approving the execution and performance by the Company of this Agreement and other Transaction Documents and any other matters required for the Closings.

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Section 2.04 Actions at each Subsequent Closing. At each Subsequent Closing, subject to Section 2.05, the Investor shall purchase such number of Subscription Securities equal to the product obtained by 1,543,845,204 multiplied by the quotient obtained by dividing (i) the applicable Installment Repayment (net of any accrued interest paid pursuant to the Loan Agreement), by (ii) the principal amount of the loan under the Loan Agreement, by remitting the applicable Purchase Price equal to the U.S. dollar equivalent to such Installment Repayment (calculated based on the Applicable Exchange Rate) to the bank account designated by the Company. The Company shall allot and issue to the Investor such number of Subscription Securities being purchased by the Investor against the payment of the applicable Purchase Price pursuant to the preceding sentence, and deliver to the Investor one or more duly executed share certificate(s) representing such number of Subscription Securities registered in the name of the Investor (the original copies of which shall be delivered to the Investor as soon as practicable within five (5) Business Days following each Subsequent Closing Date).

Section 2.05 Payment of Purchase Price. Within five (5) Business Days after the Lender receives each Installment Repayment under the Loan Agreement, the Investor shall purchase U.S. dollar equivalent to such repayment amount (net of any accrued interest paid pursuant to the Loan Agreement) based on the then applicable foreign exchange rate for RMB against U.S. dollars of the relevant bank while processing the purchase order (the “Applicable Exchange Rate”) and remit such amount to the bank account designated by the Company, as the Purchase Price for the relevant Subscription Securities; provided, however, that the aggregate Purchase Price in one or multiple Closings combined shall be deemed as paid in full after the Investor has paid such amount in U.S. dollars equivalent to the RMB53,382,750 (as calculated based on the Applicable Exchange Rate).

Section 2.06 Restrictive Legend. Each certificate representing the Subscription Securities shall be endorsed with the following legend: THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSFER IS EFFECTED (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) PURSUANT TO ANY AVAILABLE EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures in the SEC Documents filed or furnished prior to the date hereof, but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure. Subject to the foregoing, the Company represents and warrants to the Investor that, as of each Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

Section 3.01 Existence and Qualification. Each of the Company and the Subsidiaries is an exempted company that is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

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Section 3.02 Capitalization; Issuance of Subscription Securities.

(a) As of November 1, 2024, the authorized share capital of the Company is US$20,000,000 divided into 200,000,000,000 shares comprising of (i) 190,000,000,000 Class A Ordinary Shares, of which 56,343,198,438 Class A Ordinary Shares (excluding the 7,563,892 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, and (iii) 9,900,000,000 Senior Preferred Shares, of which none Senior Preferred Shares was issued and outstanding. The Subscription Securities issuable upon each Closing shall be duly and validly reserved for issuance.

(b) As of the date hereof, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) The Subscription Securities have been or will be duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of any Encumbrance and restrictions on transfer (except for restrictions on transfer arising under applicable securities laws or created by virtue of this Agreement or the other Transaction Documents). The issuance of the Subscription Securities will not be subject to any preemptive, right of first refusal, right of participation or similar rights except for the waiver and consent from certain shareholders which will be obtained prior to each Closing. Upon entry of the Investor in the register of members of the Company as the legal owner of the Subscription Securities, the Company will transfer to the Investor good and valid title to the Subscription Securities free and clear of any Encumbrances.

(d) As of the date hereof, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Company Securities, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Company Securities. As of the date hereof, except as set forth in the SEC Documents, there are no obligations (whether outstanding or authorized) of the Company or any Subsidiary requiring the repurchase of any Company Securities. As of the date hereof, except as set out in the SEC Documents, there are no obligations (whether outstanding or authorized) of the Company or any Subsidiary requiring the repurchase of any securities of the Subsidiaries.

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(e) The offers and sales of Company Securities were at all relevant times either registered under the Securities Act and the applicable state securities or Blue Sky laws or, based in part on the representations and warranties of the applicable investors, exempt from such registration requirements. Except as set forth in the SEC Documents, there are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Company Securities to which the Company is a party or, to the knowledge of the Company, between or among any of the holders of Company Securities. Assuming the accuracy of the Investor’s representations and warranties set forth in Article IV, no registration under the Securities Act is required for the offer and sale of the Subscription Securities by the Company to the Investor hereunder. The Subscription Securities (i) were not offered by any form of general solicitation or general advertising and (ii) to the Issuer’s knowledge are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(f) The Company is not, and has never been, an issuer of the type described in paragraph (i) of Rule 144.

Section 3.03 Capacity, Authorization and Enforceability. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Transaction Documents are valid and binding agreements of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity. Without limiting the generality of the foregoing, as of each Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to each Closing.

Section 3.04 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Memorandum and Articles or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Company is subject (including federal and state securities laws and regulations of any self-regulatory organization to which the Company or its securities are subject, including all Trading Markets), or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, except in the case of clause (ii) and (iii) as would not have a Material Adverse Effect.

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Section 3.05 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Investor under this Agreement, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Initial Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K) or the China Securities Regulatory Commission (“CSRC”).

Section 3.06 SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such materials) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company is eligible to register the resale of the Subscription Securities for resale by the Investor on Form F-3 promulgated under the Securities Act.

Section 3.07 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Documents, except as set forth in the SEC Documents, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its share capital, and (v) the Company has not issued any Company Securities to any officer, director or Affiliate, except pursuant to existing Company share incentive plans.

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Section 3.08 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”), which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Company’s performance of obligations hereunder, or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

Section 3.09 Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

Section 3.10 Title to Assets. The Company and the Subsidiaries have good and marketable title to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Encumbrance, except for (i) Encumbrance as does not materially affect the value of such property and does not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries; (ii) Encumbrance for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties and (iii) Encumbrance incurred in the ordinary course of business consistent with past practice of the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.11 Intellectual Property. Except as set forth in SEC Documents, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, except as would not have a Material Adverse Effect, within three (3) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has no knowledge of any facts that would preclude it from having valid license rights or clear title to the Intellectual Property Rights. The Company has no knowledge that it lacks or will be unable to obtain any rights or licenses to use all Intellectual Property Rights that are necessary to conduct its business.

Section 3.12 Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13 Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.14 Transactions with Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including share option agreements under any share incentive plan of the Company.

Section 3.15 Brokerage and Finder’s Fee. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.17 that may be due in connection with the transactions contemplated by the Transaction Documents.

Section 3.16 Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Subscription Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

Section 3.17 Sanction Related Matters.(i) Neither the Company nor any of its Subsidiaries, any of their respective directors or officers, or to the knowledge of the Company, employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has at any time in the five (5) years prior to the date hereof: (1) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, governmental authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or any other local or foreign anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), as may be applicable; (2) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a government official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a government official to influence or affect any act, decision or omission of any governmental authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (3) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law. (ii) Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the knowledge of the Company, employees, agents acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the five (5) years prior to the date hereof been found by a governmental authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or, to the knowledge of the Company, is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. (iii) Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the knowledge of the Company, employees, agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Sanctioned Person, and to the knowledge of the Company, no Sanctioned Person has at any time in the five (5) years prior to the date hereof been given an offer to become an employee, officer or director of the Company or any of its Subsidiaries. To the knowledge of the Company, none of the Company nor any of its Subsidiaries has at any time in the five (5) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Sanctioned Person or otherwise violated Sanctions.

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Section 3.18 No Disqualification Events. With respect to the Subscription Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investor a copy of any disclosures provided thereunder.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that as of each Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

Section 4.01 Existence. The Investor has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 4.02 Capacity. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby.

Section 4.03 Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement is a valid and binding agreement of the Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

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Section 4.04 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles or other constitutional documents of the Investor; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Investor is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which the Investor is bound or to which any assets of the Investor are subject, except in the case of clause (iii) as would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the knowledge of the Investor, threatened against the Investor that questions the validity of this Agreement or the right of the Investor to enter into this Agreement to consummate the transactions contemplated hereby.

Section 4.05 Consents and Approvals. Neither the execution and delivery by the Investor of this Agreement, nor the consummation by the Investor of any of the transactions contemplated hereby, nor the performance by the Investor of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to each Closing.

Section 4.06 Securities Law Matters.

(a) The Investor is acquiring the Subscription Securities for its own account without violation of applicable securities laws, provided, that, this representation and warranty does not obligate the Investor to hold any of the Subscription Securities for any minimum or other specific term, nor limit the Investor’s right to sell the Subscription Securities pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws.

(b) The Investor acknowledges that the Subscription Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act, and have not been registered under the Securities Act or any applicable state securities law, and any certificate representing the Subscription Securities shall be endorsed with the restrictive legend set forth in Section 2.04 of this Agreement. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Subscription Securities may only be offered, sold or otherwise transferred pursuant to applicable exemption from the registration requirements of the Securities Act.

(c) The Investor is not a “U.S. person” as defined in Rule 902 of Regulation S promulgated under the Securities Act. The Investor has been advised and acknowledges that in issuing the Subscription Securities to it pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Investor is acquiring the Subscription Securities in an offshore transaction in reliance upon the exemption from registration provided by Regulation S. At the time the Subscription Securities were first offered to the Investor, at the time the Investor proposed to enter into this Agreement and at the time this Agreement was executed and delivered by the Investor, the Investor was outside of the United States.

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(d) The Investor is not purchasing the Subscription Securities as a result of any advertisement, article, notice or other communication regarding the Company Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Investor, any other general solicitation or general advertisement.

Section 4.07 Investment Experience. The Investor is a sophisticated investor with knowledge and experience in financial and business matters such that such party is capable of evaluating the merits and risks of the investment in the Subscription Securities. The Investor is able to bear the economic risks of an investment in the Subscription Securities.

Section 4.08 Availability of Funds. No source of funding for the Purchase Price relates, directly or indirectly, to any activities or business of or with a Sanctioned Person or with or in a Sanctioned Country, or any activities or business in violation of any Applicable Law relating to anti-money laundering.

Section 4.09 No Additional Representations; Non-reliance. The Investor acknowledges and agrees that, except as expressly set forth in Article III, no Person is making or has made any other written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company or its Subsidiaries or the transactions contemplated hereby, and the Investor disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

Article V

CONDITIONS

Section 5.01 Company Closing Conditions. The obligation of the Company to issue and sell the relevant Subscription Securities pursuant to the SCHEDULE I to the Investor at each Closing is subject to the satisfaction, or waiver by the Company, of the following conditions:

(a) Prior to the Initial Closing Date, the Investor has duly obtained of all necessary approvals, consents and authorizations in connection with the underlying outbound direct investment for Subscription Securities pursuant to the SCHEDULE I, by the corporate and the competent PRC governmental authorities in connection with outbound direct investment (the “ODI Approvals”) and delivered to the Company sufficient proof evidencing the receipt and completion of the ODI Approvals.

(b) For the Initial Closing, the delivery by the Investor of the items set forth in Section 2.03 (a) of this Agreement.

(c) The representations and warranties of the Investor contained herein shall be true and accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on each Closing Date (unless as of a specific date therein in which case they shall be accurate as of such date).

(d) All obligations, covenants and agreements of the Investor required to be performed at or prior to each Closing Date shall have been performed.

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Section 5.02 Investor Closing Conditions. The obligation of the Investor to consummate the transaction under this Agreement at each Closing is subject to the satisfaction, or waiver by the Investor, of the following conditions:

(a) Prior to the Initial Closing Date, the Company has duly obtained of all necessary approvals, consents and authorizations in connection with the transaction from the Board, third parties, Governmental Entities or stock exchanges and all materials for the CSRC filing required for the transaction have been duly prepared and ready for submission.

(b) For the Initial Closing, the delivery by the Company of the items set forth in Section 2.03 (b) of this Agreement.

(c) Each of the existing shareholders of the Company having participation rights with respect to the transaction hereunder have waived their participation rights.

(d) The representations and warranties of the Company contained herein shall be true and accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on each Closing Date (unless as of a specific date therein in which case they shall be accurate as of such date).

(e) All obligations, covenants and agreements of the Company required to be performed at or prior to each Closing Date shall have been performed.

Article VI

ADDITIONAL AGREEMENTS AND COVENANTS

Section 6.01 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Parties will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement.

Section 6.02 CSRC Filing. The Company shall use its best efforts to prepare documents and materials required to consummate the Initial Closing on or before the Investor obtains the ODI Approvals and the Parties shall cooperate with each other to timely file with the CSRC the required materials with respect to the transactions contemplated by this Agreement.

Section 6.03 Public Announcements.

(a) The Company shall (a) prior to the start of the Trading Day immediately following the date hereof issue a press release in form and substance reasonably acceptable to the Investor disclosing the material terms of the transactions contemplated hereby (but not disclosing the identity of the Investor unless the Investor’s prior written consent has been obtained); and (b) file a Current Report on Form 6-K in the form required by the Exchange Act and attaching the material Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act. The Company shall obtain prior written approval of the Investor and consider in good faith any comments the Investor may have on, the filling of Form 6-K or any press release related thereto.

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(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the date on which the Investor ceases to hold any Subscription Securities, the Company shall not, directly or indirectly, issue any press release or make any filing with the SEC, in each case, to the extent such press release or filing identifies the Investor or its Affiliates or the transactions contemplated by this Agreement, unless the Company first consults with the Investor, and considers in good faith any comments that the Investor may have on, such materials; provided, that the Company may make any subsequent press release or filings with the SEC that are substantially consistent in form with any such materials previously approved by the Investor in the manner provided for in this Section 6.02 without being required to first consult the Investor as otherwise required in this Section 6.03. Notwithstanding anything to the contrary herein, the Company shall not issue any press release or otherwise make any public statement that identifies the Investor or its Affiliates without the Investor’s prior written consent; provided that, for the avoidance of doubt the Company shall be permitted to (i) identify the Investor or its Affiliates in any filing required to be made with the SEC but only to the extent that the identification of the Investor is expressly required, and subject to the consultation rights and right to comment contained in the immediately preceding sentence; and (ii) solely to the extent required by applicable securities laws, identify the Investor in the Company’s annual report on Form 20-F in Item 7.A. (Major Shareholders) or in Item 19 (Exhibits) to the extent that the name of the Investor or its Affiliates is mentioned in Exhibits that have been included in such Form 20-F, without consultation with or seeking prior consent from the Investor.

Section 6.04 Survival.

(a) The Fundamental Company Representations and the Fundamental Investor Representations shall survive indefinitely or until the latest date permitted by law.

(b) All representations and warranties contained in this Agreement other than the Fundamental Company Representations and the Fundamental Investor Representations shall survive the Closings until the expiration of twenty-four (24) months from the Final Closing.

(c) Notwithstanding the foregoing sub-clause (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which breach of contract is sought shall survive the time at which it would otherwise terminate pursuant to the sub-clause (a) or (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of claim shall have been given to the party against whom such claim may be sought prior to such time.

Section 6.05 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Subscription Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

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Section 6.06 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Investor is an acquiring Person under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of purchasing Subscription Securities under this Agreement.

Section 6.07 Use of Proceeds. The Company shall use the net proceeds from the sale of the Subscription Securities hereunder solely for the purposes of (i) funding its operation and other activities duly approved by the Board, and (ii) fees and expenses of the Investor in connection with this Agreement payable by the Company pursuant to Section 7.10.

Section 6.08 Listing of ADSs. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the ADSs on the Trading Market on which it is currently listed.

Section 6.09 Tax Filings. The Company shall cooperate, and shall cause each Subsidiary to cooperate, with the Investor in providing the Investor with any information reasonably requested for it to timely make all filings, returns, reports, forms or calculations in order to assist the Investor with the preparation of its Tax returns, Tax reports, information returns, declarations of estimated Tax and other declarations and statements with respect to Taxes, obtaining any benefit pursuant to applicable Tax law, or complying with any other Tax law that the Investor is subject to. The Company shall not make any elections or take any other actions to be treated as other than a corporation for U.S. federal income tax purposes. The Company shall also cause the Group Companies to meet all payment, withholding and all other tax compliance obligations in accordance with the Applicable Laws.

Section 6.10 Corporate Governance. The Investor shall be entitled to appoint one (1) observer to the Board so long as the Investor and/or its affiliates hold no less than 25.00% of the Subscription Securities.

Section 6.11 Most Favorable Investor. In the event that the Company has granted or grants any future holders of Company Securities and/or convertible or exchange securities any rights, privileges or protections (except for the rights to appoint director or observer to the Board of the Company) more favorable than those offered to the Investor prior to the final Closing, the Investor shall be entitled to such rights, privileges and protections automatically within six (6) months after the Final Closing Date.

Section 6.12 Capital Changes. Until the one (1) year anniversary of the date hereof, the Company shall not undertake a reverse or forward share split or reclassification of the Class A Ordinary Shares or ADSs without the prior written consent of the Investor.

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Article VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Article VII; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Article VII; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Article VII:

If to the Investor:	Lightwind Global Limited [*] E-mail: [*] Attn: [*]

If to the Company:	Uxin Limited [*] E-mail: [*] Attn: [*]

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Article VII. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 7.02 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the mutual written agreement of the Investor and the Company to terminate this Agreement.

Section 7.03 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.04 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and thereto with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matter hereof and thereof, provided that the binding terms in the Memorandum of Understanding entered into between Youxin (Anhui) Industrial Investment Co., Ltd. (优信（安徽）产业投资有限公司) and Pintu (Beijing) Information Technology Co., Ltd. (拼途（北京）信息技术有限公司), dated September 12, 2024, shall remain intact.

Section 7.05 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

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Section 7.06 Assignments. This Agreement is personal to each of the Parties. The Company shall not assign any rights and obligations herein to any third party without the prior written consent of the Investor. The rights and obligations herein may not be assigned or transferred by the Investor to any third party without the prior written consent of the Company.

Section 7.07 Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 7.08 Amendment. This Agreement may be amended only by a written instrument executed by each of the Parties.

Section 7.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 7.10 Dispute Resolution.

(a) Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC.

(b) The arbitration shall be conducted in English.

(c) The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

(d) The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.

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(e) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f) The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

(g) The Parties expressly consent to the joinder of additional part(ies) in connection with the other Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the other Transaction Documents. In addition, the Parties expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(h) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.11 Expenses. The Company shall pay the Investor’s legal fees and expenses, account auditing fees and expenses, and other expenses reasonably incurred by the Investor in connection with the transactions contemplated hereunder, no matter whether the transactions contemplated hereunder are completed or not.

Section 7.12 Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (which shall include without limitation Section 7.10), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies or obligations.

Section 7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

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Section 7.14 No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.15 Non-recourse. All actions, obligations, losses or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement, and (iv) any failure of the transactions contemplated hereby or thereby to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement subject to the terms and conditions hereof.

Section 7.16 Replacement of Shares. If any certificate or instrument evidencing the Subscription Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The Investor applying for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate or instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above.

UXIN LIMITED

By:	/s/ Kun Dai
Name:	Kun Dai (戴琨)
Title:	Director

i

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above.

Lightwind Global Limited

By:	Zhongjie Song
Name:	Zhongjie Song
Title:

[Signature Page to Share Subscription Agreement]

SCHEDULE I

Particulars of the Investor

Name	Number of Subscription Securities to be Purchased		Purchase Price
Lightwind Global Limited	1,543,845,204 Class A Ordinary Shares	US$	7,500,000

SCHEDULE

Exhibit A

Form of Registration Rights Agreement

SCHEDULE